GENCON INVESTMENTS LTD.

                                  ("Gencon")

Date: January 18, 1999

Industrial Rubber Innovations Inc.

(the "Company")

Dear Sirs:

                        Re: Gencon loan to the
                        Company of $37,500 US
                            (the "Loan")

This letter agreement is to set out the terms under which Gencon is prepared to enter into the Loan with the Company. Please execute the bottom of this letter which will indicate your acceptance and agreement with the terms of the Loan and form the Agreement.

1.  Loan

The Loan to the Company shall be $37,500US (the "Loan Proceeds") on the following terms and conditions:

(a) Term: the Loan shall be due and payable by the Company on or before May 19,1999;

(b) Interest rate: 20% simple interest payable before and after maturity;

(C) Security: As security for the Loan the Company shall provide the following security to Gencon:

   (I) a Promissory Note executed by the Company in favor of Gencon;

   (ii) a Uniform Commercial Code charge against the inventory of the Company;

   (iii) a pledge and transfer of 14,000 shares, owned and in the name of Dave Foran of Triad Inc., a public company.

2.      Repayment of the Loan

It is agreed by the parties that the Loan Proceeds shall be repaid in full, at the sole option of Gencon and by written notice by Gencon to the Company on or before May 19, 1999 (provided that Gencon may extend this date by up to 60 days at the sole option of Gencon) as follows:

(a) $37,50 cash plus interest at the rate of 20% simple interest; or

(b) The issuance of 10% of the issued shares of the Company; or

(c) The issuance of shares, warrants and options in a new public company to be created by or merged with the Company
("Pubco") as more particularly set out in paragraph 3 below;
Provided that Gencon must exercise this option if Pubco is created or merged with the Company.

3.      Pubco

It is agreed that in the event Gencon elects to have the Loan Proceeds repaid on the terms set out in paragraph 2(C) above, the Company shall cause Pubco to issue or grant immediately the following shares, warrants and options;

(a) 50,000 shares in Pubco to Gencon at a cost of $.75 per share, to be free trading shares after 90 days of the creation of Pubco;

(b) 50,000 shares in Pubco to Gencon at no cost, to be free trading shares after 90 days of the creation of Pubco;

(C) A warrant for 100,000 shares in Pubco to Gencon for a one year period fro the date of the election by Gencon pursuant to paragraph 2(C) above, at a price of $.75 per share;

(d) An option to purchase 100,000 shares in Pubco to Gordon Reid for a one year period from the date of the election by Gencon pursuant to paragraph 2(C) above, at an option price of $.75 per share, to be legend stock for services performed as a member of the Company's Board of Directors or Company's Advisory Board;

(e) an option to purchase 100,000 shares in Pubco to Robert Dent for a one year period from the date of the election by Gencon pursuant to paragraph 20 above, at an option price of $.75 per share, to be legend stock for services performed as a member of the Company's Board of Directors or Company's Advisory Board.

4.      Additional Security

In addition to the security granted by the Company for the Loan as set out in paragraph 10 above and in the event of the election by Gencon pursuant to paragraph 2(C) above, the Company agrees to deliver to Haywood Securities 200,000 free trading shares in street form of Pubco to be held by Haywood on the following conditions:

(a) in the event that Pubco is able to raise an additional $200,OOOUS equity capital by the issue of Pubco shares at a price of not less than $.75 per share within 90 days of the election by Gencon pursuant to paragraph 2(C) above, the 200,000 shares of Pubco held by Haywood Securities shall be returned to) the Company;

(b)     in the event that Pubco is unable to raise an additional
$200,000US by the issue of Pubco, shares at a price of not less than $.75 per share within 90 days of the election by Gencon pursuant to paragraph 2(c) above, the 200,000 shares of Pubco held by Haywood Securities shall be forfeited to Gencon.

5.      Additional Compensation

As additional consideration for Gencon advancing the Loan Proceeds to the Company, the Company agrees to grant to Gencon the exclusive
Canadian rights to distribute the Company's products on terms and conditions similar to those for U.S. distributors.

6.      Formal Agreement of Purchase and Sale

The parties agree that this Agreement is a binding contract between the parties and further agree to execute and deliver any and all further documentation necessary to give full effect to this Agreement.

If the terms of this Agreement are acceptable to you, please execute the bottom of this Letter of Intent on or before January 18, 1999, and return it to us.

Yours truly,

GENCON PROPERTIES INC.

Per:  /s/Gordon Reid
      Gordon Reid

WE HEREBY ACCEPT AND AGREE TO THE ABOVE TERMS AND CONDITIONS THIS
18th DAY OF JANUARY, 1999

INDUSTRIAL RUBBER INNOVATIONS INC.

Per:  /s/Dave Foran
      Dave Foran as Director


/s/Dave Foran                                  /s/NAME UNKNOWN
Dave Foran in his personal capacity             Witness